Exhibit 23.1

JSC “KPMG”

10 Presnenskaya Naberezhnaya

Moscow, Russia 123112

Telephone +7 (495) 937 4477

Fax +7 (495) 937 4400/99

Internet www.kpmg.ru

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

HeadHunter Group PLC

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ JSC “KPMG”
JSC “KPMG”
Moscow, Russia
April 25, 2019

JSC “KPMG”, a company incorporated under the Laws of the Russian Federation, a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity